eUnitsTM 2 YEAR U.S. MARKET
PARTICIPATION TRUST II:
UPSIDE TO CAP / BUFFERED DOWNSIDE

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT effective as of the 29th day of May,
2012 between Eaton Vance Management (the
"Adviser"), and Parametric Risk Advisors LLC (the
"Sub-Adviser").
WHEREAS, eUnitsTM 2 Year U.S. Market
Participation Trust II:  Upside to Cap / Buffered
Downside (the "Trust") is registered under the
Investment Company Act of 1940, as amended (the
"1940 Act"), as a closed-end, management
investment company;
WHEREAS, the Adviser has entered into an
Investment Advisory and Administrative Agreement,
effective as of the 29th day of May, 2012 (the
"Advisory Agreement"), with the Trust, relating to the
provision of advisory and management services; and
WHEREAS, pursuant to authority granted to the
Adviser in the Advisory Agreement, the Adviser
wishes to retain the Sub-Adviser to furnish
investment advisory services to the Trust related to
the Trust's options strategy, and the Sub-Adviser is
willing to furnish such services to the Trust and the
Adviser.
NOW, THEREFORE, in consideration of the mutual
covenants and agreements set forth herein, the
Adviser and the Sub-Adviser agree as follows:
       1.   Appointment.  The Adviser hereby
appoints the Sub-Adviser to act as the investment
adviser for and to manage the investment and
reinvestment of the assets of the Trust related to the
Trust's option strategy on the terms set forth in this
Agreement.  The Sub-Adviser accepts such
appointment and agrees to furnish the services set
forth herein for the compensation herein provided.
The Sub-Adviser shall not be responsible for aspects
of the Trust's investment program other than its
options strategy, including without limitation
purchases and sales of securities other than options,
selection of brokers to conduct such purchases and
sales of securities other than options, compliance
with investment policies and restrictions other than
those concerning options, or proxy voting.
       2.   Sub-Adviser Duties.  Subject to the
supervision of the Trust's Board of Trustees (the
"Board") and the Adviser, the Sub-Adviser will
provide a continuous investment program relating to
the Trust's purchase or sale of options for the Trust's
portfolio.  Subject to approval of the Trust's Board
and notice to the Sub-Adviser, the Adviser retains
complete authority immediately to assume direct
responsibility for any function delegated to the Sub-
Adviser under this Agreement.  Subject to the
foregoing, the Sub-Adviser will provide options
investment research and conduct a continuous
program of options evaluation, investment, sales, and
reinvestment of the Trust's assets by determining the
options strategy that the Trust shall pursue, including
which options shall be purchased, entered into, sold,
closed, or exchanged for the Trust, when these
transactions should be executed, and what portion of
the assets of the Trust shall have options written
against them.   The Sub-Adviser will provide the
services under this Agreement in accordance with the Trust's investment objective or objectives, policies, and restrictions as stated in the Trust's Registration
Statement filed with the Securities and Exchange
Commission ("SEC"), as amended (the "Registration
Statement"), copies of which shall be sent to the Sub-
Adviser by the Adviser prior to the commencement of this Agreement and promptly following any such amendment. The Adviser and the Sub-Adviser further agree as follows:


a.   Each of the Adviser and the Sub-
Adviser will conform materially with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with materially any applicable procedures adopted by the Trust's Board of which the Sub-Adviser has been sent a copy, and the provisions of the Registration
Statement, of which the Sub-Adviser has received a copy and with the Sub-Adviser's portfolio manager operating policies and procedures as are approved by the Adviser. Each of the Adviser and the Sub-
Adviser shall exercise reasonable care in the performance of its duties under the Agreement.
             b.   In connection with any purchase
and sale of securities for the Trust related to the implementation of the options strategy developed by the Sub-Adviser, the Sub-Adviser will arrange for the transmission to the custodian for the Trust (the
"Custodian") on a daily basis such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Cedel, or other numbers that identify options to be purchased or sold on behalf of the Trust, as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Trust. With respect to options to be settled through the Trust's Custodian, the Sub-
Adviser will arrange for the prompt transmission of the confirmation of such options trades to the Trust's
Custodian.
             c.   The Sub-Adviser will assist the
Custodian in determining or confirming, consistent with the procedures and policies stated in the Registration Statement or adopted by the Board, the value of any options or other assets of the Trust for which the Sub-Adviser is responsible and for which the Custodian seeks assistance from or identifies for review by the Sub-Adviser; provided that the Sub-
Adviser shall be responsible for determining in good faith, consistent with the procedures and policies stated in the Registration Statement or adopted by the Board, the fair value of the Trust's portfolio of options for which the Sub-Adviser is responsible and shall obtain at its own expense pricing services for the Trust's portfolio of options from Interactive Data
("IDS"), Bloomberg, or another pricing service to be mutually agreed. In addition to the foregoing, on each day the Trust strikes a net asset value per unit, the Sub-Adviser will independently test and verify the valuation (as reported by the Custodian) of all options or other assets of the Trust for which the Sub-Adviser is responsible. The Sub-Adviser will immediately notify the Adviser and the Custodian of any differences between the valuations as determined by the Custodian and by the Sub-Adviser, and will assist the Custodian in resolving any such differences. The parties acknowledge that the Sub-
Adviser is not a custodian of the Trust's assets and will not take possession or custody of such assets.
             d.   Following the end of the Trust's
semi-annual period and fiscal year, the Sub-Adviser will assist the Adviser in preparing a letter to shareholders containing a discussion of relevant investment factors in respect of both the prior quarter and the fiscal year to date.
             e.  The Sub-Adviser will complete and
deliver to the Adviser for each quarter by the 5th business day of the following quarter a written compliance checklist in a form provided by the Adviser relating to the performances of the Sub-
Adviser under this Agreement.
             f.   The Sub-Adviser will make
available to the Trust and the Adviser, promptly upon request, any of the Trust's investment records and ledgers maintained by the Sub-Adviser (which shall not include the records and ledgers maintained by the Custodian or portfolio accounting agent for the Trust) as are necessary to assist the Trust and the Adviser to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (the
"Advisers Act"), and the rules under each, as well as other applicable laws. The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services in respect to the Trust which may be requested by such authorities in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.
             g.   The Sub-Adviser will provide
reports to the Board for consideration at meetings of the Board on the options portion of the investment program for the Trust and the options purchased and sold for the Trust's portfolio, and will furnish the Board with such periodic and special reports as the Board and the Adviser may reasonably request.
             h.   The Adviser shall assure that the
Trust complies with its investment policies and restrictions as set forth in the Registration Statement, except for policies and restrictions concerning implementation of the Trust's options strategy, and the Adviser acknowledges that the Sub-Adviser shall not be responsible for the Trust's compliance with its investment policies and restrictions other than those concerning implementation of the Trust's options strategy.
             i.   The Adviser acknowledges that the
Sub-Adviser shall not be responsible for meeting or monitoring compliance with the income and asset diversification requirements of Section 851 of the Internal Revenue Code, and the Adviser acknowledges that the Adviser is responsible for the same.
             j.   The Sub-Adviser will monitor the
credit quality of each counterparty to which the Trust has exposure with respect to its options strategy on a regular basis. The Sub-Adviser will notify the Adviser immediately (but in no event more than 1 business day later) in the event of any decline in the Sub-Adviser's assessment of the credit quality of any counterparty or any downgrade in the rating of such counterparty by a nationally recognized rating agency.
       3.   Broker-Dealer Selection.  The Sub-
Adviser is authorized to make decisions to buy and sell options for the Trust's portfolio, and to select broker-dealers and to negotiate brokerage commission rates in effecting an option transaction.
The Sub-Adviser's primary consideration in effecting an option transaction will be to obtain the best execution for the Trust, taking into account the factors specified in the prospectus and/or statement of additional information for the Trust, and determined in consultation with the Adviser, which include price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the option, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firm involved, and the firm's risk in positioning a block of options. Accordingly, the price to the Trust in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Sub-
Adviser in the exercise of its fiduciary obligations to the Trust, by other aspects of the portfolio execution services offered. The Sub-Adviser shall not receive any research service from any broker-dealer or from any third party that is paid by such broker-dealer in return for placing trades through such broker-dealer on behalf of the Trust. The Sub-Adviser will consult with the Adviser to ensure that portfolio transactions on behalf of the Trust are directed to broker-dealers on the basis of criteria reasonably considered appropriate by the Adviser. To the extent consistent with these standards, the Sub-Adviser is further authorized to allocate the orders placed by it on behalf of the Trust to an affiliated broker-dealer.
Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine consistent with the above standards, and the Sub-
Adviser will report on said allocation regularly to the Trust's Board indicating the broker-dealers to which such allocations have been made and the basis therefore.
       4.     Compensation of the Sub-Adviser.  For
the services, payments and facilities to be furnished hereunder by the Sub-Adviser, the Sub-Adviser shall be entitled to receive from the Adviser compensation in an amount equal to an annual rate of one third
(1/3) of the management fee actually received by the Adviser pursuant to the Advisory Agreement after deduction of all costs incurred by the Adviser including, but not limited to, operating expenses of the Trust, organizational and offering expenses, revenue sharing and distribution expenses.
Such compensation shall be payable monthly in arrears. In case of initiation or termination of the Agreement during any month with respect to the Trust, the fee for that month shall be based on the number of calendar days during which it is in effect.
       5. Allocation of Charges and Expenses. It is understood that, pursuant to the Advisory Agreement, Eaton Vance shall pay directly all ordinary operating expenses incurred by the Trust, including but not limited to custody, transfer agent, audit, and printing and postage expenses. The Trust shall be responsible for and will pay all extraordinary expenses incurred by the Trust, including, but not limited to attorneys' fees and other costs in connection with any litigation or regulatory action . During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it and its staff and for their activities in connection with its duties under this Agreement including, but not limited to, rental and overhead expenses, expenses of the Sub-Adviser's personnel, pricing services in accordance with Section 2, insurance of the Sub-Adviser and its personnel, research services and taxes of the Sub-Adviser.
       6.   Other Interests.  It is understood that
Trustees and officers of the Trust and shareholders of the Trust are or may be or become interested in the Sub-Adviser as partners, officers, employees, interestholders or otherwise and that partners, officers, employees and interestholders of the Sub-
Adviser are or may be or become similarly interested in the Trust, and that the Sub-Adviser may be or become interested in the Trust as a shareholder or otherwise. It is also understood that partners, officers, employees and interestholders of the Sub-
Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that the Sub-Adviser may organize, sponsor, or acquire, or with which it may merge or consolidate, and which may include the words "Parametric" or any combination thereof as part of their name, and that the Sub-Adviser or its affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.
       7.   Limitation of Liability of the Sub-
Adviser. The services of the Sub-Adviser to the Adviser for the benefit of the Trust are not to be deemed to be exclusive, the Sub-Adviser being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Trust or any shareholder in the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding, or disposition of any security or other investment.
       8. Duration and Termination.
             a.   This Agreement shall become
effective upon the date of its execution, and unless terminated as provided herein, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect thereafter until the Termination Date (as such term is defined in the Registration Statement) and winding down of the affairs of the Trust, but only so long as such continuance after such date is specifically approved at least annually by (a) the Board, or by the vote of a majority of the outstanding voting securities of the Trust, and (b) the vote of a majority of those Trustees who are not interested persons of the Sub-Adviser, the Adviser, or the Trust cast in person at a meeting called for the purpose of voting on such approval.
             b.   Notwithstanding the foregoing,
this Agreement may be terminated: (a) by the Adviser at any time without payment of any penalty, upon 60 days' prior written notice to the Sub-Adviser and the Trust; (b) at any time without payment of any penalty by the Trust, by the Trust's Board or a majority of the outstanding voting securities of the Trust, upon 60 days' prior written notice to the Adviser and the Sub-
Adviser, or (c) by the Sub-Adviser upon 3 months' prior written notice unless the Trust or the Adviser requests additional time to find a replacement for the Sub-Adviser, in which case the Sub-Adviser shall allow the additional time requested by the Trust or Adviser not to exceed 3 additional months beyond the initial three-month notice period; provided, however, that the Sub-Adviser may terminate this Agreement at any time without penalty, effective upon written notice to the Adviser and the Trust, in the event either the Sub-Adviser (acting in good faith) or the Adviser ceases to be registered as an investment adviser under the Advisers Act or otherwise becomes legally incapable of providing investment management services pursuant to its respective contract with the Trust.
       9.   Notices.  Any notice must be in writing
and shall be sufficiently given (1) when delivered in person, (2) when dispatched by electronic mail or electronic facsimile transfer (confirmed in writing by postage prepaid first class air mail simultaneously dispatched), (3) when sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), or (4) when sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:
eUnitsTM 2 Year U.S. Market
Participation Trust II:
		  Upside to Cap / Buffered Downside
Two International Place
Boston, Massachusetts 02110
Attn: Chief Legal Officer

If to the Adviser:
Eaton Vance Management
Two International Place
Boston, Massachusetts 02110
Attn: Chief Legal Officer

If to the Sub-Adviser:
Parametric Risk Advisors LLC
274 Riverside Avenue
Westport, CT  06880
Attn:  Brad Berggren
       10.   Amendments.  No provision of this
Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved as required by applicable law. The Sub-Adviser shall furnish to the Board such information as may be reasonably necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Section 15 or this Section 17 of this Agreement.
       11. Limitation of Liability. The Sub-Adviser expressly acknowledges the provision in the Declarations of Trust of the Trust and of the Adviser limiting the personal liability of trustees, officers, and shareholders of the Trust and the Adviser, respectively, and the Sub-Adviser hereby agrees that it shall have recourse to the Trust or the Adviser, respectively, for payment of claims or obligations as between the Trust or the Adviser, respectively, and the Sub-Adviser arising out of this Agreement and shall not seek satisfaction from the trustees, officers, or shareholders of the Trust or the Adviser.
       12. Certain Definitions.  The terms
"assignment" and "interested persons" when used herein shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange
Commission by any rule, regulation or order. The term "vote of a majority of the outstanding voting securities" shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of shares of the Trust present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Trust are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Trust.
       13.   Miscellaneous.
             a.   This Agreement shall be governed
by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.
             b.   The captions of this Agreement
are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
             c.  If any provision of this Agreement
or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.
             d.   This Agreement may be executed
in any number of counterparts, and all of said counterparts shall be deemed to constitute one and the same instrument.
 [Signature page follows.]


	IN WITNESS WHEREOF, the parties hereto
have caused this instrument to be executed as of the day and year first above written.
                               EATON VANCE
MANAGEMENT


                               By:
	__________________________
                               Name:
	Frederick S. Marius
                                 		Vice
President, and not individually

    PARAMETRIC
RISK ADVISORS
LLC


                               By:
	__________________________
                               Name:	Brad
Berggren

	Managing Director, and not individually





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